Exhibit 3(b)

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
UNITED STATES STEEL CORPORATION
It is hereby certified as follows:

1.	The name of the Corporation is United States Steel Corporation.

2.	The Seventh Article of the Restated Certificate of Incorporation is revised to read as follows:
SEVENTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, its by-laws and may be increased or decreased as therein provided; but the number thereof shall not be less than three.
The directors of the Corporation shall be classified as follows: The term of office for the class of directors elected at the 2012 annual meeting of stockholders shall expire at the 2015 annual meeting of stockholders; the term of office for the class of directors elected at the 2013 annual meeting of stockholders shall expire at the 2016 annual meeting of stockholders; and the term of office for the class of directors elected at the 2014 annual meeting of stockholders shall expire at the 2017 annual meeting of stockholders, with the members of each such class to hold office until their successors are elected and qualified. The directors elected at the 2015 annual meeting of stockholders and at each subsequent annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.
In the case of any vacancy created by an increase in the number of directors of the Corporation, the additional director or directors shall be elected by the Board of Directors, and such additional director or directors so elected shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified.
In the case of any vacancy in the Board of Directors from any cause other than an increase in the number of directors, a successor to hold office for the unexpired portion of the term of the director whose place became vacant shall be elected by a majority of the Board of Directors then in office, though less than a quorum.
Directors of the Corporation may be removed only for cause until the election of directors at the 2017 annual meeting of stockholders.

3.
The amendment to the restated certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

This certificate was executed on April 30, 2014.
/s/ Joseph A. Napoli
Secretary

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